Exhibit 10.18
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Appendix A, B and C, the “Agreement”), is made by and between ModernaTX, Inc., a Delaware corporation having a place of business at 200 Technology Square, Cambridge, MA 02139, USA (“Moderna”), and Corinne Le Goff, an individual residing at [***] (“Consultant”). This Agreement shall become effective on the last day of Consultant’s employment with the Company (such actual last day of employment, the “Effective Date”), and as agreed to in the Executive Separation and Transitional Services Agreement (the “Executive Separation Agreement”) to which this Agreement is attached as Exhibit A; provided that this Agreement shall be void ab initio if Consultant does not enter into the Executive Separation Agreement or satisfy each of the Conditions (as defined in the Executive Separation Agreement). Moderna desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Moderna, all as provided in this Agreement. Moderna and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

1.Services. During the Term (as defined below), Moderna or its Affiliates (as defined below) may from time to time request, and Consultant agrees to provide, consulting and advisory services related to Commercial operations and strategy (the “Services”) and certain deliverables (“Deliverables”) to Moderna and its Affiliates in accordance with the terms attached hereto as Appendix A, which Appendix A is hereby incorporated herein by reference. Consultant will deliver all Deliverables to Moderna in the form specified, and on the schedule set forth, in Appendix A. Any changes to the Services or Deliverables must be agreed to in writing between Consultant and Moderna prior to implementation of the changes. Subject to compliance with Consultant’s obligations in this Agreement, Consultant shall retain the sole control and discretion to determine the methods by which Consultant performs the Services. As used herein, “Affiliate” means, with respect to an entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first entity, with “control” meaning the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise.
2.Performance. Consultant agrees to provide the Services in accordance with all applicable laws and regulations, prevailing high-level professional standards and the additional applicable terms and policies set forth in Appendix B. Consultant will provide Services not to exceed twenty percent (20%) of the average level of services provided by Consultant as an employee of the Company prior to the Separation Date (as defined in the Executive Separation Agreement).
3.Independent Contractor Relationship. The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of Moderna or its Affiliates. Consultant has no authority to obligate Moderna or its Affiliates by contract or otherwise. Consultant will not be eligible for any employee benefits of Moderna or its Affiliates and expressly waives any rights to any employee benefits.  Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and Consultant indemnifies and holds Moderna harmless from and against any liability with respect to such taxes, benefits and other matters.
4.Compensation. As full consideration for the performance of the Services and delivery of the Deliverables, Consultant shall continue to vest during the Term (as defined in Section 8 hereof) in (a) the non-qualified stock option to purchase 58,563 shares of the Company’s common stock that he was granted on February 1, 2021 (the “2021 Option”); and (b) the award of 25,400 restricted units granted on February 1, 2021 (the “2021 RSUs”), and subject in each case ((a) through (b)) to
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the terms of (i) the Moderna, Inc. 2018 Stock Option and Incentive Plan (the “Plan”); (ii) the applicable Non-Qualified Stock Option Grant Notice; (iii) the applicable Non-Qualified Stock Option Agreement; and (iv) the applicable Restricted Stock Unit Award Agreement ((i) through (iv) collectively, the “Equity Documents”). Consultant shall cease vesting in the 2021 Option and the 2021 RSUs on the last day of the Term and may exercise any vested portion of the 2021 Option in accordance with the terms of the Equity Documents and subject to the time limits on exercisability. Moderna also agrees to reimburse Consultant the expenses as expressly set forth in Appendix A.
5.Restrictive Covenants. Consultant acknowledges and agrees that the terms of the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement by and between Consultant and the Company, dated as of December 29, 2020, a copy of which is attached hereto as Appendix C (as amended by the Executive Separation Agreement, the “Restrictive Covenants Agreement”), shall apply during the Term and thereafter in accordance with its terms. The non-competition and non-solicitation restrictions contained in the Restrictive Covenants Agreement apply “[d]uring the period in which you perform services for or at the request of the Company [ModernaTX, Inc., or any present or future direct or indirect parent, subsidiary or affiliate thereof] and for one (1) year following the termination of your provision of services to the Company for any reason or for no reason.” Accordingly, for the avoidance of doubt, the non-competition and non-solicitation restrictions shall apply during the Term and for the one (1) year period following the last day of the Term. The other obligations in the Restrictive Covenants Agreement shall apply during the Term and thereafter, in accordance with their terms.
6.Compliance with Obligations to Third Parties. Consultant represents and warrants to Moderna that the terms of this Agreement, Consultant’s performance of the Services under the Agreement and Consultant’s acceptance of related compensation do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Services. If Consultant is an employee of or consultant or advisor to another company or institution or an affiliate of any foreign, federal or state government, facility, university or institution, Consultant represents and warrants that Consultant is not prohibited by any applicable laws, regulations, policies (including policies concerning professional consulting, non-competition, and additional workload), procedures, or ethical guidelines from fulfilling any of Consultant's obligations or responsibilities pursuant to this Agreement or from accepting compensation under this Agreement. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Services and agrees not to take any other action that would result in a third party asserting ownership of, or other rights in, any Inventions (as defined in the Restrictive Covenants Agreement), unless agreed upon in writing in advance by Moderna.
7.Publicity. Consultant shall not use the name or any trademark (or adaptation thereof) of Moderna or any of its Affiliates for any marketing purposes or other uses without Moderna’s prior written consent.
8.Expiration/Termination. The term of this Agreement (the “Term”) will commence on the Effective Date and expire on February 3, 2022, unless sooner terminated pursuant to the provisions of this Section 8. Moderna may terminate this Agreement at any time for Cause (as defined below) upon at least three (3) days’ written notice to Consultant. Any such termination for Cause shall become effective within three (3) business days of delivery of the notice, unless the circumstances giving rise to the for Cause termination are cured within such three (3) business days. For purposes of this Agreement, “Cause” shall mean (i) Consultant’s refusal to perform requested Services under this Agreement, or (ii) a material breach by Consultant of this
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Agreement, the Restrictive Covenants Agreement or the Executive Separation Agreement. Consultant may terminate this Agreement for any reason upon not less than fourteen (14) days’ prior written notice to Moderna. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either Party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Moderna will have any further obligations under this Agreement, except that (a) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Moderna, unless Moderna specifies in the notice of termination that Services in progress should not be completed; (b) Consultant will deliver to Moderna all Deliverables made through expiration or termination; (c) Consultant will immediately return to Moderna all Moderna property and other Confidential Information (as defined in the Restrictive Covenants Agreement) and copies thereof provided to Consultant under this Agreement; and (d) the terms, conditions and obligations under Sections 3, 5 through 8, 10, and relevant portions of Section 12 will survive expiration or termination of this Agreement.
9.Warranties and Additional Covenants. Consultant represents, warrants and covenants that: (a) Consultant has the full power and authority to enter into and perform the Services pursuant to this Agreement, without the need for any consents or approvals not yet obtained; (b) Consultant has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals or other rights not yet obtained; (c) the Services, including any Deliverables required hereunder, shall be free from material errors or other defects; (d) the execution of this Agreement by Consultant and Consultant’s performance hereunder will not violate or be a breach of any agreement or obligation with any other person or entity.
10.Indemnification. Moderna shall indemnify and hold harmless, and at Consultant’s request, defend, Consultant from and against any and all third party claims, losses, liabilities, damages, settlements, expenses and costs (including attorneys’ fees and costs) which arise out of or relate to (a) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by Moderna, and (b) Moderna’s products, including for claims arising out of the negligence or intentional wrongdoing of Moderna.
11.Miscellaneous.
(a) Use of Name. Consultant consents to the use by Moderna of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and in any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity.
(b) Defend Trade Secrets Act. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly permitted by 18 U.S.C. § 1833(b).
(c) Protected Disclosures. Nothing contained in this Agreement limits Consultant’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.
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(d) Entire Agreement; Counterparts. This Agreement, together with Appendix A, Appendix B, and Appendix C, contains the entire agreement of the Parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the Parties relating to that subject matter; provided however, that the Executive Separation Agreement, the Indemnification Agreement as defined in the Executive Separation Agreement, the Equity Documents and the Restrictive Covenants Agreement shall remain in full force and effect. For the avoidance of doubt, the Indemnification Agreement between Consultant and the Company dated December 29, 2020, shall remain in full force and effect in accordance with its terms. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Moderna. This Agreement may be executed in any number of counterparts, each of which will be deemed an original.
(e) Assignment and Binding Effect. The Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder without Moderna’s prior written consent. In no event will Consultant assign or delegate responsibility for actual performance of the Services to any third party. Moderna may transfer or assign this Agreement without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.
(f) Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving Party set forth in this Agreement or at such other address as the receiving Party may specify in writing under this procedure. Notices to Moderna will be marked “Attention: Chief Legal Officer (“CLO”).” All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, (iii) by prepaid recognized next business day delivery service or 2-day international delivery service; or (iv) by email to Consultant’s Moderna email address or, in the case of Moderna, to the CLO’s email address. Notices will be effective upon receipt or at a later date stated in the notice.
(g) Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The Parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.
(h) Severability; Reformation; Waiver. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of applicable law. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving Party, as applicable
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(i) Remedies. Consultant agrees that (i) Moderna may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Moderna will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to prove actual damages or post bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.
(j) Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
(k) Extension to Affiliates. Moderna shall have the right to extend the rights, licenses, immunities and obligations granted or imposed in this Agreement to one or more of its Affiliates.  All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Moderna.  Moderna shall remain fully liable for any acts or omissions, including financial liabilities, of such Affiliates.  To the extent that this Agreement imposes obligations on any Affiliates of Moderna, Moderna agrees to cause its Affiliates to perform such obligations.
(l) Electronic Transmissions. This Agreement may be transmitted in electronic format and shall not be denied legal effect solely because it was formed or transmitted, in whole or in part, by electronic record; however, this Agreement must then remain capable of being retained and accurately reproduced, from time to time, by electronic record by the Parties to this Agreement and all other persons or entities required by law. An electronically transmitted signature to this Agreement will be deemed an acceptable original for purposes of consummating this Agreement and binding the Party providing such electronic signature.
(m) Construction. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. Except where the context otherwise requires, whenever used, the singular will include the plural and the plural the singular.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the Effective Date.

ModernaTX, Inc.	CONSULTANT

By: /s/ Tracey Franklin	/s/ Corinne Le Goff

Name: Tracey Franklin	Name: Corinne Le Goff

Title: Chief Human Resources Officer	Title: Consultant

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Appendix A

To the Consulting Agreement between
ModernaTX, Inc. and Corinne Le Goff

1.Services:

Consultant will provide Services with respect to commercial operations and strategy, on a schedule and at a location or locations indicated above or as otherwise mutually agreed between Consultant and Moderna (or its Affiliate, if applicable). In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.Deliverables:

The Deliverables will relate to commercial operations and strategy and will be determined by the Company.

3.Compensation:

Equity Vesting: As explained in Section 4 above, Consultant shall continue to vest in the 2021 Option and the 2021 RSUs during the Term.

Expenses: Moderna will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Services. Requests for reimbursement will be in a form reasonably acceptable to Moderna, will include supporting documentation and will accompany Consultant’s invoices.

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ACTIVE/105561984.6

Appendix B

Additional Applicable Terms and Policies

A.Code of Business Ethics and Conduct of Moderna, Inc. (available at www.modernatx.com)

B.Insider Trading Policy of Moderna, Inc., a copy of which has been provided to Consultant.

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ACTIVE/105561984.6

Appendix C

Restrictive Covenants Agreement

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